Exhibit 99.5

Zhong Yang Financial Group Limited

118 Connaught Road West

Room 1101

Hong Kong

April 23, 2021

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Zhong Yang Financial Group Limited
Amendment 1 to Draft Registration Statement on Form F-1 Submitted April 23, 2021 CIK: 0001848275

Ladies and Gentlemen:

The undersigned, Zhong Yang Financial Group Limited, a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s draft registration statement on Form F-1, initially submitted on February 26, 2021, as amended (the “Registration Statement”) relating to a proposed initial public offering and listing in the United States of the Company’s ordinary shares.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of and for the years ended March 31, 2020 and 2019.

Item 8.A.4 of Form 20-F states that the last year of audited financial statements for a company in a Registration Statement on Form F-1 may not be older than 15 months at the time of the offering, provided that, in the case of a company’s IPO, the Registration Statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the IPO.

Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, a company may comply with the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

The Company hereby represents to the Commission that:

1.	The Company is not currently a public reporting company in any jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to prepare consolidated financial statements audited under any generally accepted auditing standards for any interim period.

3.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the fiscal year ended March 31, 2021 will be available until the end of June 2021.

5.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is filing this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Please do not hesitate to contact me if you have any questions regarding the foregoing or if we can provide any additional information.

Very truly yours,

Zhong Yang Financial Group Limited

/s/ Ka Fai Yuen
By:	Ka Fai Yuen
Title:	Chief Executive Officer and Director